Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

IDACORP, INC.,
as Borrower,

THE LENDERS NAMED HEREIN,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender and LC Issuer

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent and LC Issuer

$100,000,000 Senior Credit Facility

WELLS FARGO SECURITIES, LLC
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Book Runners

Dated as of December 8, 2023

Page

ARTICLE 1

DEFINITIONS

1.1	Definitions	1
1.2	Other Interpretive Provisions	25
1.3	Accounting Terms	25
1.4	Rates	26
1.5	Divisions	27

ARTICLE 2

THE CREDITS

2.1	Commitments	27
2.2	Required Payments; Termination	28
2.3	Types of Advances; Minimum Amount of Each Advance	28
2.4	Fees	28
2.5	Reduction or Termination of Aggregate Commitment	29
2.6	Optional Principal Payments	29
2.7	Requesting Advances	29
2.8	Conversion and Continuation of Outstanding Advances	31
2.9	Changes in Interest Rate, etc	32
2.10	Rates Applicable After Default	32
2.11	Method of Payment	33
2.12	Noteless Agreement; Evidence of Indebtedness	33
2.13	Telephonic Notices	34
2.14	Interest Payment Dates; Interest and Fee Basis; Maximum Rate	34
2.15	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	35
2.16	Lending Installations	36
2.17	Non-Receipt of Funds by the Administrative Agent	36
2.18	Facility LCs	36
2.19	Replacement of Lender	41
2.20	Increase in Commitments	42
2.21	Extension of Facility Termination Date	43
2.22	Defaulting Lenders	45
2.23	Changed Circumstances	48

ARTICLE 3

YIELD PROTECTION; TAXES

3.1	Increased Costs	51
3.2	Capital Requirements	51
3.3	Compensation	52
3.4	Delay in Requests	52
3.5	Taxes	52
3.6	Designation of a Different Lending Installation	56
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(continued)
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ARTICLE 4

CONDITIONS PRECEDENT

4.1	Effectiveness	56
4.2	Each Credit Extension	58

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Existence and Standing	59
5.2	Authorization and Validity	59
5.3	No Conflict; Government Consent	59
5.4	Financial Statements	59
5.5	Material Adverse Change	60
5.6	Taxes	60
5.7	Litigation and Contingent Obligations	60
5.8	Subsidiaries	60
5.9	ERISA	60
5.10	Labor Relations	61
5.11	Accuracy of Information	61
5.12	Regulation U	61
5.13	Material Agreements	61
5.14	Compliance With Laws	61
5.15	Ownership of Properties	62
5.16	Environmental Matters	62
5.17	Investment Company Act	62
5.18	Designated Persons; Sanctions; Anti-Corruption Laws; PATRIOT Act	62

ARTICLE 6

COVENANTS

6.1	Financial Reporting	63
6.2	Use of Proceeds	64
6.3	Notice of Default, etc	64
6.4	Conduct of Business	65
6.5	Taxes	65
6.6	Insurance	65
6.7	Compliance with Laws	65
6.8	Maintenance of Properties	65
6.9	Inspection	65
6.10	Merger and Sale of Assets	65
6.11	Liens	66
6.12	Leverage Ratio	67
6.13	Investments and Acquisitions	67
6.14	Subsidiary Dividend Restrictions	68
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(continued)
Page

6.15	Affiliates	68
6.16	OFAC, PATRIOT Act Compliance; Beneficial Ownership Regulation	68

ARTICLE 7
DEFAULTS

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1	Acceleration; Facility LC Collateral Account	71
8.2	Amendments	73
8.3	Preservation of Rights	75

ARTICLE 9

GENERAL PROVISIONS

9.1	Survival of Representations	75
9.2	Governmental Regulation	75
9.3	Entire Agreement	76
9.4	Several Obligations; Benefits of this Agreement	76
9.5	Expenses; Indemnification	76
9.6	Numbers of Documents	78
9.7	Accounting	78
9.8	Severability of Provisions	78
9.9	Nonliability of Lenders	78
9.10	Confidentiality	78
9.11	Nonreliance	79
9.12	Disclosure	79
9.13	PATRIOT Act Notice	79
9.14	Counterparts	79
9.15	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	80
9.16	Certain ERISA Matters	80
9.17	Acknowledgement Regarding Any Supported QFCs	81
9.18	Electronic Execution	82

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1	Appointment and Authority	83
10.2	Rights as a Lender	83
10.3	Exculpatory Provisions	84
10.4	Reliance by Administrative Agent	85
10.5	Delegation of Duties	85
10.6	Resignation of Administrative Agent	85
10.7	Non-Reliance on Administrative Agent and Other Lenders	86
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(continued)
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10.8	No Other Duties, etc	87
10.9	Administrative Agent May File Proofs of Claim	87
10.10	Administrative Agent’s Reimbursement and Indemnification	87
10.11	LC Issuer and Swingline Lender	88
10.12	Erroneous Payments	88

ARTICLE 11

SETOFF; RATABLE PAYMENTS

11.1	Setoff	90
11.2	Ratable Payments	90

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns	91
12.2	Participations	91
12.3	Assignments	93
12.4	Dissemination of Information	94
12.5	Tax Treatment	95

ARTICLE 13

NOTICES

13.1	Notices	95
13.2	Change of Address	96

ARTICLE 14

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1	CHOICE OF LAW	96
14.2	CONSENT TO JURISDICTION	96
14.3	WAIVER OF JURY TRIAL	97
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(continued)
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Schedule I	Pricing Schedule
Schedule II	Commitments
Schedule 5.8	Subsidiaries and Other Investments
Schedule 5.13	Material Agreements
Schedule 5.15	Indebtedness and Liens
Schedule 13.1	Notice Addresses

EXHIBIT A	Form of Compliance Certificate
EXHIBIT B	Form of Assignment Agreement
EXHIBIT C	Form of Account Designation Letter
EXHIBIT D-1	Form of Revolving Note
EXHIBIT D-2	Form of Swingline Note
EXHIBIT E	Form of Joinder Agreement
EXHIBIT F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

-v-

CREDIT AGREEMENT

This Credit Agreement, dated as of December 8, 2023, is made among IDACORP Inc., an Idaho corporation, the Lenders, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.

BACKGROUND STATEMENT

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to extend certain credit to the Borrower.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent (i.e., contractual representative) of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder, (i) made by the Lenders (or the Swingline Lender in the case of a Swingline Loan) on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation and, in either case, consisting of

Revolving Loans of the same Type (or a Swingline Loan made by the Swingline Lender) and, in the case of SOFR Advances, for the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to Section 1.3.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50%, (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1% and (iv) 1%; provided that clause (iii) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable. Each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as applicable.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act and all other federal or state laws, rules, and regulations of the United States and any national laws, rules and regulations of any foreign country, in each case applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means, with respect to Revolving Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Revolving Loans of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assuming Lender” is defined in Section 2.20(a).

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Vice President or Treasurer of the Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.23(c).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” means IDACORP, Inc., an Idaho corporation.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means any day that (a) is not a Saturday , Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee, which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of the Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or Fitch or P‑1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board on the first day of such period, (B) whose election or nomination to that board was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or (C) whose election or nomination to that board was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral Shortfall Amount” is defined in Section 8.1(a).

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in the Swingline Loans and Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth opposite its name on Schedule II, or, if such Lender has entered into one or more assignments that has become effective pursuant to Section 12.3(a) or is an Increasing Lender or Assuming Lender, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent, in either case, as such amount may be reduced or increased from time to time pursuant to the terms hereof.

“Commitment Increase” and “Commitment Increase Date” are defined in Section 2.20(a).

“Condemnation” is defined in Section 7(i).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “SOFR Market Index Rate,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3 and other technical, administrative or operational matters, but excluding any spread adjustments) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Date” is defined in Section 2.21(a).

“Consenting Lender” is defined in Section 2.21(a).

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time; provided, however that (i) the aggregate outstanding Indebtedness attributed to any Hybrid Security shall be deemed equal to the portion of such Hybrid Security that is deemed to constitute indebtedness, as determined in accordance with Standard & Poor’s methodology at such time and (ii) all Hybrid Securities shall be included to the extent that the total book value of such Hybrid Securities exceeds 15% of Consolidated Total Capitalization as of such time.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Total Capitalization” means at any time, without duplication, the sum of (i) Consolidated Indebtedness (but excluding any Indebtedness attributed to Hybrid Securities), (ii) Consolidated Net Worth and (iii) the aggregate outstanding amount of Hybrid Securities, each calculated as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided, however, that the obligation of the Borrower or its Subsidiaries to guarantee the performance of mine reclamation activities, if and to the extent the Borrower, one or more of its Subsidiaries, or a third party (without an obligation of reimbursement by the Borrower or one or more Subsidiaries) shall have placed in trust or escrow funds specifically designated for the purpose of satisfying such reclamation obligations, shall be excluded therefrom.

“Conversion/Continuation Notice” is defined in Section 2.8.

“Covered Party” is defined in Section 9.17.

“Credit Extension” means the making of an Advance or the issuance or Modification of a Facility LC.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article 7.

“Defaulting Lender” means, subject to Section 2.22(a)(vi), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (B) pay to the Administrative Agent, any LC Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swingline Loans) within two (2) Business Days of the date when due, (ii) has notified the Borrower, the Administrative Agent or any LC Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (C) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(a)(vi)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swingline Lender and each Lender.

“Designated Person” means any Person listed on a Sanctions List.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Replacement Lender” is defined in Section 2.21(b).

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b), (c), (m) or (o) of the Code or (ii) a member of the same controlled group under Section 4001(a)(14) of ERISA.

“ERISA Event” means any of the following: (i) a “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan or, if the Borrower or any ERISA Affiliate has received notice, a Multiemployer Plan, for which the requirement to give notice has not been waived by the PBGC (provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code shall be considered a “reportable event” regardless of the issuance of any waiver), (ii) the application by the Borrower or any ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by the Borrower or any ERISA Affiliate of any Withdrawal Liability, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by the Borrower or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, (vii) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the Borrower’s engaging in a Prohibited Transaction with respect to any Plan.

“Erroneous Payment” has the meaning assigned thereto in Section 10.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (B) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 6, 2015, between the Borrower, certain banks and other financial institutions, and Wells Fargo, as administrative agent.

“Extension Date” is defined in Section 2.21(a).

“Extension Notice” is defined in Section 2.21(a).

“Facility Fee” is defined in Section 2.4(b).

“Facility LC” is defined in Section 2.18(a).

“Facility LC Application” is defined in Section 2.18(c).

“Facility LC Collateral Account” is defined in Section 2.18(i).

“Facility LC Maturity Date” is defined in Section 2.18(a).

“Facility Termination Date” means the earlier to occur of (A) December 8, 2028; provided, however, that, if such date is not a Business Day, then the Facility Termination Date shall be the immediately preceding Business Day, or (B) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected in good faith by the Administrative Agent. Notwithstanding the foregoing, at no time shall the Federal Funds Effective Rate be less than 0%.

“Fee Letters” mean, collectively, the Wells Fargo Fee Letter and the JPMorgan Fee Letter.

“First Mortgage” means that certain Mortgage and Deed of Trust, dated as of October 1, 1937, as supplemented, under which IPC is Mortgagor and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg successor individual trustee) are Trustees, as it may from time to time be further amended, supplemented or otherwise modified.

“Fitch” means Fitch Ratings, Inc.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means a Revolving Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Floor” means 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any LC Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Hybrid Securities” shall mean any hybrid securities afforded equity benefit to the issuer thereof (under the procedures and guidelines of Standard & Poor’s), including any trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt securities or other hybrid securities issued by the Borrower or any Subsidiary or financing vehicle of the Borrower that (i) have an original maturity of at least twenty (20) years, (ii) require, absent an event of default with respect to such securities, no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date which is ninety-one (91) days after the occurrence of the final Facility Termination Date and (iii) permit the Borrower or any such Subsidiary or any such financing vehicle of the Borrower, respectively, at its option, to defer certain scheduled interest payments.

“Illegality Notice” is defined in Section 2.23(b).

“Increasing Lender” is defined in Section 2.20(a).

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, acceptances, or other similar instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) obligations in respect of Letters of Credit, (ix) Rate Management Obligations, (x) preferred stock which is required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (xi) Off-Balance Sheet Liabilities, (xii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person and (xiii) amounts outstanding under a Permitted Receivables Securitization.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” is defined in Section 9.5(b).

“Interest Period” means, with respect to a SOFR Advance, the period commencing on the date such SOFR Advance is disbursed or converted to or continued as a SOFR Advance and ending on the date one, three or six months thereafter, as selected by the Borrower pursuant to this Agreement, provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the final Facility Termination Date; and

(iv) no tenor that has been removed from this definition pursuant to Section 2.23(c)(iv) shall be available for specification in any Borrowing Notice or Conversion/Continuation Notice.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. The term “Investment” shall exclude any direct or indirect expenditure by the Borrower in property, plant, fixtures, equipment and capital expenditures of the Borrower and its Subsidiaries.

“IPC” means Idaho Power Company, an Idaho corporation.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a written agreement substantially in the form of Exhibit E hereto.

“Joint Lead Arrangers” means Wells Fargo Securities and JPMorgan, in their capacity as joint lead arrangers and joint book runners.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMorgan Fee Letter” means the letter agreement, dated November 8, 2023, among the Borrower, IPC and JPMorgan.

“LC Commitment” shall mean, with respect to each LC Issuer, the commitment of such LC Issuer to issue Facility LCs as set forth in this Agreement in the aggregate face amount not to exceed the amount set forth opposite such LC Issuer’s name on Schedule II or in the agreement by which such LC Issuer agrees to become an LC Issuer hereunder and to be bound by the terms hereof applicable to LC Issuers.

“LC Fee” is defined in Section 2.18(d).

“LC Issuer” means each of Wells Fargo or JPMorgan (or any subsidiary or Affiliate of any such Lender designated by such Lender) and any other Lender that agrees in its sole discretion to serve as an LC Issuer and is approved by the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld), in each case in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.18(e).

“LC Subcommitment” means $50 million or, if less, the Aggregate Commitment at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and any other Person that shall have become a Lender party hereto pursuant to the terms hereof; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender in such capacity.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent specified in its Administrative Questionnaire or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16 or Section 3.6.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, the Facility LC Applications, the Joinder Agreements, any Notes issued pursuant to Section 2.12, the Fee Letters, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement.

“Loans” means the Revolving Loans and the Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than Obligations) of the Borrower or any of its Subsidiaries, in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Rate Management Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Rate Management Obligation were terminated at such time of determination.

“Material Subsidiary” of the Borrower means, at any date of determination, any Subsidiary (a) whose annual gross revenues (on a consolidated basis with its subsidiaries) exceed 10% of the consolidated annual gross revenue of the Borrower and all its Subsidiaries, in each case for the most recently ended fiscal year for which financial statements are available, or (b) whose gross assets (on a consolidated basis with its subsidiaries) exceed 10% of the consolidated gross assets of the Borrower and all its Subsidiaries as of the last day of the Borrower’s most recently ended fiscal year for which financial statements are available.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all LC Issuers with respect to Facility LCs issued and outstanding at such time.

“Modify” and “Modification” are defined in Section 2.18(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has, within the last six years, made or been obligated to make contributions.

“Non-Consenting Lender” is defined in Section 2.21(a).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means any or all of the Revolving Notes and the Swingline Note.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest and fees accruing after the filing of any bankruptcy or similar petition) on the Loans, all Reimbursement Obligations, all accrued and unpaid fees (including attorneys’ fees) and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the Swingline Lender, any LC Issuer or any indemnified party arising under the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means, without duplication, (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) all Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee, which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or Section 3.6).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of all Loans made by such Lender outstanding at such time, (ii) such Lender’s Pro Rata Share of the LC Obligations at such time and (iii) such Lender’s (other than the Swingline Lender’s) Pro Rata Share of the Swingline Loans outstanding at such time.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the last Business Day of each March, June, September and December.

“Payment Recipient” has the meaning assigned thereto in Section 10.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Receivables Securitization” means a limited recourse or non-recourse sale, assignment or contribution of accounts receivable and related records, collateral and rights of the Borrower and/or one or more of its Subsidiaries to one or more special purpose entities, in connection with the issuance of obligations by any such special purpose entity secured by such assets, the proceeds of the issuance of which obligations shall be made available, directly or indirectly, to the Borrower and/or the applicable Subsidiaries.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

“Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan) and as to which the Borrower or any ERISA Affiliate may have any liability.

“Pricing Level” is defined in the Pricing Schedule.

“Pricing Schedule” means Schedule I attached hereto identified as such.

“Prime Rate” means the per annum interest rate publicly announced from time to time by Wells Fargo to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate.

“Prior Termination Date” is defined in Section 2.21(b).

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code or by reason of a Department of Labor prohibited transaction individual or class exemption.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment (or, if the Commitments have been terminated or as context otherwise requires, a portion equal to a fraction (i) the numerator of which is equal to such Lender’s Outstanding Credit Exposure and (ii) the denominator of which is the Aggregate Outstanding Credit Exposure).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasers” means any bank or other Person to which a Lender assigns all or any part of its rights and obligations under the Loan Documents pursuant to Section 12.3, provided neither (a) the Borrower or any of its respective Affiliates or Subsidiaries, (b) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b), nor (c) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) shall be permitted to be a Purchaser.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto, a “Rate Management Agreement”) now existing or hereafter entered into by the Borrower or IPC which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recipient” means (i) the Administrative Agent, (ii) any Lender and (iii) any LC Issuer, as applicable.

“Refunded Swingline Loans” is defined in Section 2.7(c).

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.18 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Released Person” has the meaning assigned thereto in Section 9.9.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means Lenders in the aggregate having at least a majority of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Outstanding Credit Exposure, provided that (i) the Commitment and Outstanding Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (ii) the amount of any participation in any Swingline Loan and Facility LC of any Defaulting Lender that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or LC Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning given to such term in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Loans” is defined in Section 2.1(a).

“Revolving Note” means a promissory note issued at the request of a Lender pursuant to Section 2.12(d), in substantially the form of Exhibit D-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.

“Sanctions” means (a) economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States government, including those administered or enforced by OFAC, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, and (b) economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States State Department, the United States Department of Commerce or the United States Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated Persons published (and accessible to the public) by the U.S. government and administered by OFAC, the United States State Department, the United States Department of Commerce or the United States Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. Governmental Authority, in each case as the same may be amended, supplemented or substituted from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means any Loan which, except as otherwise provided in Section 2.10, bears interest at a rate based on Adjusted Term SOFR (other than a Floating Rate Advance as to which the interest rate is determined with reference to Adjusted Term SOFR or a SOFR Market Index Rate Advance).

“SOFR Market Index Rate” shall mean a daily floating rate per annum equal to Adjusted Term SOFR for a one-month tenor on each day during the relevant period. Notwithstanding anything to the contrary, if the SOFR Market Index Rate shall be less than zero, then such rate shall be deemed zero for purposes of this Agreement.

“SOFR Market Index Rate Advance” means a Swingline Loan which, except as otherwise provided in Section 2.10, bears interest based on the SOFR Market Index Rate.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swingline Borrowing Notice” is defined in Section 2.7(b).

“Swingline Commitment” shall mean $10,000,000 or, if less, the unutilized Commitment of the Swingline Lender at the time of determination, as such amount may be reduced.

“Swingline Lender” shall mean Wells Fargo in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” is defined in Section 2.1(c).

“Swingline Note” means a promissory note issued at the request of the Swingline Lender pursuant to Section 2.12(d), in substantially the form of Exhibit D-2 hereto, evidencing the aggregate indebtedness of the Borrower to the Swingline Lender resulting from Swingline Loans made by the Swingline Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)    for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Floating Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transferee” is defined in Section 12.4.

“Type” refers to whether an Advance is a SOFR Advance, Floating Rate Advance or SOFR Market Index Rate Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.6, 2.7 and 2.8, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Fee Letter” means the letter agreement, dated November 8, 2023, among Borrower, IPC, Wells Fargo and Wells Fargo Securities.

“Wells Fargo Securities” means Wells Fargo Securities, LLC.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, IPC and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial

Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Unless otherwise expressly specified, all references herein to a particular time shall mean Charlotte, North Carolina time.

(e)    All references to the Lenders or any of them shall be deemed to include the Swingline Lender and LC Issuers unless specifically provided otherwise or unless the context otherwise requires.

1.3    Accounting Terms.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with Agreement Accounting Principles, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities and any other accounting rule to the contrary shall be disregarded. If at any time any change in Agreement Accounting Principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Agreement Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Agreement Accounting Principles.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein or therein shall be construed, and all computations of amounts and ratios referred to herein and therein shall be made, without giving effect to the FASB ASC 842 (or any other ASC having a similar result or effect) (and related interpretations) to the extent any lease (or any similar arrangement conveying the right to use) would be required to be treated as a capital lease or finance lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under Agreement Accounting Principles as in effect immediately prior to the effectiveness of the FASB ASC 842 (or such other ASC having a similar result or effect).

1.4    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, SOFR Market Index Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.23(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, SOFR Market Index Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, SOFR Market Index Rate, Term SOFR, any

alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, SOFR Market Index Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE CREDITS
2.1    Commitments.

(a)    From and including the Closing Date to but excluding the Facility Termination Date applicable to such Lender, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower (each such loan, a “Revolving Loan” and collectively, the “Revolving Loans”) in an amount equal to its Pro Rata Share of all Revolving Loans requested by the Borrower, provided that after giving effect to the making of each Revolving Loan (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Advance), (x) such Lender’s Outstanding Credit Exposure shall not exceed its Commitment and (y) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the applicable Facility Termination Date.

(b)    From and including the Closing Date to but excluding the Facility Termination Date applicable to such Lender, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to participate in Facility LCs issued upon the request of the Borrower, provided that after giving effect to the issuance of each such Facility LC, (x) such Lender’s Outstanding Credit Exposure shall not exceed its Commitment and (y) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.18.

(c)    From and including the Closing Date to but excluding the Facility Termination Date applicable to the Swingline Lender, the Swingline Lender agrees, on the terms and conditions hereinafter set forth, to make loans to the Borrower (each, a “Swingline Loan,” and collectively, the “Swingline Loans”), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment; provided that no Advance of Swingline Loans shall be made if, immediately after giving effect thereto, the Aggregate Outstanding Credit Exposure would exceed the Aggregate Commitments at such time, and provided further that the Swingline Lender shall not make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that Swingline Loan and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of an Advance of Revolving Loans pursuant to Section 2.7(c)) and reborrow Swingline Loans at any time prior to the Facility Termination Date applicable to the Swingline Lender, provided that the Borrower may not borrow Swingline Loans the proceeds of which are used to repay outstanding Swingline Loans.

2.2    Required Payments; Termination.

(a)    Except to the extent due or paid sooner (including by acceleration or otherwise) pursuant to the provisions of this Agreement, the Borrower shall repay to each Lender the aggregate outstanding principal amount of each Revolving Loan on the Facility Termination Date applicable to such Lender.

(b)    Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall repay to the Swingline Lender the aggregate outstanding principal amount of each Swingline Loan on the earlier to occur of (i) fourteen (14) days after the Borrowing Date of each such Swingline Loan, and (ii) the Facility Termination Date applicable to the Swingline Lender.

2.3    Types of Advances; Minimum Amount of Each Advance. Subject to Section 2.23, the Revolving Loans may be Floating Rate Advances or SOFR Advances selected by the Borrower in accordance with Sections 2.7 and 2.8. Each SOFR Advance shall be in the amount of $5,000,000 or a higher integral multiple of $100,000, and each Floating Rate Advance shall be in the amount of $5,000,000 or a higher integral multiple of $100,000, provided that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment. The Swingline Loans may be Floating Rate Advances or SOFR Market Index Rate Advances.

2.4    Fees. In addition to certain fees described in Section 2.18(d):

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender an upfront fee in an amount agreed to in the Wells Fargo Fee Letter, payable on the date of execution of this Agreement.

(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee (each a “Facility Fee”) at a percentage rate per annum applicable at such time as set forth in the Pricing Schedule on the average daily

Aggregate Commitment from the date hereof to the final Facility Termination Date (and, if applicable, thereafter on the Aggregate Outstanding Credit Exposure until no Credit Extensions remain outstanding), payable in arrears on each Payment Date hereafter and on the final Facility Termination Date (and, if applicable, thereafter on demand).

(c)    The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.5    Reduction or Termination of Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least five (5) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Facility Fees shall be payable on the effective date of any termination of the Aggregate Commitments.

2.6    Optional Principal Payments. The Borrower may, upon notice to the Administrative Agent, from time to time pay, without penalty or premium, all outstanding Advances or, in an aggregate amount of $5,000,000 or a higher integral multiple of $100,000; provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) U.S. Government Securities Business Days prior to any date of prepayment of SOFR Advances and (B) on the same Business Day as prepayment of Floating Rate Advances. Any prepayment of a SOFR Advance shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.3. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares of such Loans.

2.7    Requesting Advances.

(a)    In order to obtain an Advance (other than (i) Advances of Swingline Loans, which shall be made pursuant to Section 2.7(b), (ii) Advances for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.7(c), or (iii) conversions of outstanding Revolving Loans made pursuant to Section 2.8), the Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (y) on the Borrowing Date of each Floating Rate Advance and (z) three (3) U.S. Government Securities Business Days before the Borrowing Date for each SOFR Advance, specifying:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)    the aggregate amount of such Advance,

(iii)    the Type of Advance selected, and

(iv)    in the case of each SOFR Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. on each Borrowing Date, each Lender shall make available its Pro Rata Share of the Revolving Loan or Revolving Loans in funds immediately available to the

Administrative Agent at its address specified pursuant to Article 13. Upon satisfaction of the applicable conditions set forth in Section 4.2, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(b)    In order to obtain an Advance of a Swingline Loan, the Borrower shall give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) irrevocable notice (a “Swingline Borrowing Notice”) not later than 11:00 a.m. on the Borrowing Date of each Swingline Loan, specifying the aggregate amount of such Swingline Loan (which shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof (or, if less, in the amount of the unutilized Swingline Commitment)) and (ii) the Type of Advance selected. Not later than 4:00 p.m. on the Borrowing Date, the Swingline Lender shall make available an amount equal to the amount of the requested Swingline Loan in funds immediately available to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will make the funds so received from the Swingline Lender available to the Borrower at the Administrative Agent’s aforesaid address. Immediately upon the making of a Swingline Loan, the Swingline Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, a participation in such Swingline Loan in an amount equal to its Pro Rata Share thereof. Notwithstanding anything herein to the contrary, effective upon any increase or reduction of the Aggregate Commitments pursuant to the terms hereunder, each Lender’s participation in any Swingline Loan outstanding on such date shall be adjusted to reflect its Pro Rata Share after giving effect to such increase or reduction, as the case may be.

(c)    With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not a Default has occurred and is continuing, other than a Default under Sections 7(g) or 7(h)) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause an Advance of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m. on the day of the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Borrowing Notice given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as Floating Rate Advances) on the Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m. on the requested Borrowing Date, each Lender (other than the Swingline Lender) shall make available its Pro Rata Share of the Refunded Swingline Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article 13. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by Section 11.2.

(d)    If, for any reason, Revolving Loans are not made pursuant to Section 2.7(c) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, each Lender shall fund its risk participation in such outstanding Swingline Loans. Upon one (1) Business Day’s prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) shall make available to the Administrative Agent at its address specified pursuant to Article 13 an amount, in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent.

(e)    In the event any such Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Effective Rate for the first three (3) Business Days and thereafter at the Floating Rate applicable to Revolving Loans. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Advance or funded participation in the relevant Swingline Loan, as the case may be. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s Pro Rata Share of such payment in accordance with Section 2.11.

(f)    Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.7(c) and each such Lender’s obligation to fund its risk participation in any unpaid Swingline Loans pursuant to Section 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Unmatured Default or Default, or (iii) the failure of the amount of such Advance of Revolving Loans to meet the minimum borrowing amount specified in Section 2.3.

2.8    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into SOFR Advances pursuant to this Section 2.8 or are repaid in accordance with

Section 2.6. Each SOFR Advance shall continue as a SOFR Advance until the end of the then applicable Interest Period therefor, at which time such SOFR Advance shall be automatically converted into a Floating Rate Advance unless (x) such SOFR Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such SOFR Advance continue as a SOFR Advance for the same or another Interest Period. Subject to Section 2.3, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a SOFR Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a SOFR Advance or continuation of a SOFR Advance not later than 11:00 a.m. at least three (3) U.S. Government Securities Business Days prior to the date of the requested conversion or continuation, specifying:

(i)    the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)    the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)    the amount of such Advance, which is to be converted into or continued as a SOFR Advance and the duration of the Interest Period applicable thereto.

2.9    Changes in Interest Rate, etc.

(a)    Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Floating Rate Advance is made or is automatically converted from a SOFR Advance into a Floating Rate Advance pursuant to Section 2.8, to the date it is paid or is converted into a SOFR Advance pursuant to Section 2.8, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Revolving Loan maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.

(b)    Each SOFR Advance shall bear interest on the outstanding principal amount thereof from the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a per annum rate equal to Adjusted Term SOFR (as determined by the Administrative Agent based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof) plus the Applicable Margin. No Interest Period may end after the final Facility Termination Date.

(c)    Each SOFR Market Index Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such SOFR Market Index Rate Advance is made to the date it is paid at a rate per annum equal to the SOFR Market Index Rate for such day plus the Applicable Margin for SOFR Advances.

2.10    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Sections 2.7, 2.8 or 2.9, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a SOFR Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each SOFR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (iii) each SOFR Market Index Rate Advance shall bear interest at the rate otherwise applicable to such SOFR Market Index Rate Advance in effect from time to time plus 2% per annum, and (iv) the LC Fee shall be increased by 2% per annum, provided that during the continuance of a Default under Sections 7(g) or 7(h), the interest rates set forth in clauses (i), (ii) and (iii) above and the increase in the LC Fee set forth in clause (iv) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.11    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon on the date when due and shall (except for payments of Reimbursement Obligations for which the applicable LC Issuer has not received payments from the Lenders or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge any account of the Borrower maintained with Wells Fargo for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, (i) to the Swingline Lender, in the case of payments required to be made by the Borrower to the Swingline Lender and (ii) to the applicable LC Issuer, in the case of payments required to be made by the Borrower to such LC Issuer.

2.12    Noteless Agreement; Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall also maintain the Register pursuant to Section 12.3(d) and subaccounts for each Lender in which (taken together) it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts, Register and subaccounts maintained pursuant to Sections 2.12(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts, such Register or such subaccount, as applicable, or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)    The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Revolving Loans, by a Revolving Note, and (ii) in the case of the Swingline Loans, by a Swingline Note, in each case appropriately completed and executed by the Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

2.13    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Swingline Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.14    Interest Payment Dates; Interest and Fee Basis; Maximum Rate.

(a)    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at the applicable Facility Termination Date. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a SOFR Advance on a day other than a Payment Date shall be payable on the date of conversion.

(b)    Interest accrued on each SOFR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the SOFR Advance is prepaid, whether by acceleration or otherwise, and at the applicable Facility Termination Date. Interest accrued on each SOFR Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

(c)    Interest accrued on each SOFR Market Index Rate Advance shall be payable on any date on which such SOFR Market Index Rate Advance is paid in full, whether due to acceleration or otherwise, and on the date such SOFR Market Index Rate Advance shall become due and payable pursuant to Section 2.2(b).

(d)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e)    Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(f)    Interest on Floating Rate Advances bearing interest at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate, 366-day year. All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (except for interest payments in respect of SOFR Advances whose Interest Period ends on a day which is not a Business Day, and the next succeeding Business Day falls in a new calendar month, in which case interest accrued on such SOFR Advance shall be payable on the immediately preceding Business Day) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(g)    In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

(h)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.15    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice (including Borrowing Notices received from the Swingline Lender in accordance with Section 2.7(c)), Swingline Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from any LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each SOFR Advance and each SOFR Market Index Rate Advance (to the extent any such Lender has a funded participation in such SOFR Market Index Rate Advance) promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16    Lending Installations. Each Lender may book its Loans, its participations in any outstanding Swingline Loans, and its participation in any LC Obligations and any LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in outstanding Swingline Loans, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.17    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18    Facility LCs.

(a)    Each LC Issuer hereby agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.18, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from the Closing Date and prior to the fifth (5th) Business Day prior to the final Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (ii) the sum of the aggregate undrawn face amount of all Facility LCs outstanding at such time issued by the LC Issuers and the Reimbursement Obligations shall not exceed the LC Subcommitment, (iii) the sum of the aggregate undrawn face amount of all Facility LCs issued by any LC Issuer and the Reimbursement Obligations owed to such LC Issuer shall not exceed such LC Issuer’s LC

Commitment, and (iv) no Lender shall be a Defaulting Lender, unless the applicable LC Issuer has entered into an arrangement, including the delivery of Cash Collateral, satisfactory to such LC Issuer (in its sole discretion), with the Borrower or such Lender to eliminate the LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Facility LC then proposed to be issued or that Facility LC and the Outstanding Credit Exposure as to which such LC Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion. No Facility LC shall have an expiry date later than the earlier of (A) the fifth (5th) Business Day prior to the Facility Termination Date applicable to the LC Issuer for such Facility LC and (B) one year after its issuance (the “Facility LC Maturity Date”), provided that any Facility LC with a one-year tenor may provide for the renewal thereof for additional one-year periods (but in no event beyond the date referred to in clause (A) above). Notwithstanding the foregoing, no LC Issuer shall be under any obligation to issue or Modify any Facility LC if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Facility LC, or any law applicable to such LC Issuer or (y) any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall (1) prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Facility LC in particular or (2) impose upon the LC Issuer with respect to such Facility LC any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, in each case under this clause (y)(2) which the LC Issuer in good faith deems material to it, unless the Borrower agrees in writing to indemnify the LC Issuer for any such costs.

(b)    Upon the issuance or Modification by any LC Issuer of a Facility LC in accordance with this Section 2.18, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer without recourse or warranty, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share. Notwithstanding anything herein to the contrary, effective upon any increase or reduction of the Aggregate Commitments pursuant to the terms hereunder, each Lender’s participation in any Facility LC outstanding on such date shall be adjusted to reflect its Pro Rata Share after giving effect to such increase or reduction, as the case may be.

(c)    Subject to Section 2.18(a), the Borrower shall give the applicable LC Issuer a notice prior to 11:00 a.m. at least three (3) Business Days (or such shorter period as is acceptable to the LC Issuer in any given case) prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the amount of the proposed issuance (or Modification), the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4 (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer, acting reasonably, and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)    The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, with respect to each Facility LC issued hereunder, a letter of credit fee at a per annum rate equal to the Applicable Margin for SOFR Advances in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date, on the Facility LC Maturity Date and thereafter on demand (each such fee described in this sentence an “LC Fee”), provided, however, that any LC Fees otherwise payable for the account of a Defaulting Lender with respect to any Facility LC as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.22(c) shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Facility LC, with the balance of such fee, if any, payable to the applicable LC Issuer for its own account; provided further, that so long as no Unmatured Default or Default exists, notwithstanding the Pricing Level otherwise applicable to the Advances, Facility LCs and Facility Fee, the Borrower shall be required to pay an LC Fee on any portion of any Facility LC that the Borrower has Cash Collateralized at a rate equal to the Applicable Margin for SOFR Advances corresponding to Pricing Level I. The Borrower shall also pay to the applicable LC Issuer for its own account (x) a fronting fee at the per annum rate set forth in the applicable Fee Letter or as separately agreed with such LC Issuer on the average daily undrawn stated amount under each Facility LC issued hereunder, such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the applicable LC Issuer’s standard schedule for such charges as in effect from time to time.

(e)    Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of such LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted. Each Lender’s obligation to reimburse each LC Issuer for its Pro Rata Share of the amount drawn under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.18(f) below shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the LC Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Unmatured Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. If any Lender fails to make available to the Administrative Agent for the account of the applicable LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.18(e), such LC Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the LC Payment Date to the date on which such payment is immediately available to the LC Issuer at a rate per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

(f)    The Borrower shall be irrevocably and unconditionally obligated to reimburse any LC Issuer on the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that, subject to Section 2.18(h), the Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by such LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The applicable LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.18(e). Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.7 and the satisfaction of the applicable conditions precedent set forth in Article 4), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(g)    The Borrower’s obligations to reimburse each LC Issuer for each drawing under each Facility LC shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Facility LC, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Facility LC (or any Person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Facility LC or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Facility LC proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) any payment by the applicable LC Issuer under such Facility LC against presentation of a draft or certificate that does not strictly comply with the terms of such Facility LC; or any payment made by the LC Issuer under such Facility LC to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Facility LC, including any arising in connection with any proceeding under any Debtor Relief Law; (v) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any

Facility LC or any financing institution or other party to whom any Facility LC may be transferred; (vi) any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee; or (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.18(g) is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by Section 2.18(h).

(h)    Each Lender and the Borrower agree that, in paying any drawing under a Facility LC, the applicable LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Facility LC) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document, provided that at all times the LC Issuer shall be acting in good faith. None of the LC Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Facility LC. Notwithstanding any other provision of this Section 2.18, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC. None of the LC Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.18(g); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any LC Issuer, and such LC Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment to have resulted from such LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s failure to pay under any Facility LC after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Facility LC.

(i)    The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders (i) when a Default exists and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC or (ii) if, as of the Facility Termination Date applicable to any LC Issuer or the Lenders, any LC Obligation for any reason remains outstanding, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to

Article 13, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the LC Obligations. Amounts in the Facility LC Collateral Account shall not bear interest.

(j)    In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

(k)    The Borrower, the LC Issuers and the Lenders agree that, as of the Closing Date, each letter of credit issued by Wells Fargo or JPMorgan for the account of the Borrower under the Existing Credit Agreement shall be deemed issued by Wells Fargo or JPMorgan, as applicable, for the account of the Borrower under this Agreement as a Facility LC.

(l)    Unless otherwise agreed by the Administrative Agent, each LC Issuer shall report in writing to the Administrative Agent (who shall promptly provide notice to the Lenders of the contents thereof) (i) on or prior to each Business Day on which such LC Issuer issues, amends, renews or extends any Facility LC, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Facility LCs issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such LC Issuer shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Facility LCs issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such LC Issuer makes any payment on a Facility LC, the date and amount of such disbursement, (iii) on any Business Day on which the Borrower fails to reimburse any payment required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Facility LCs issued by such LC Issuer.

2.19    Replacement of Lender. If any Lender requests compensation under Sections 3.1 or 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different Lending Installation in accordance with Section 3.6, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or in connection with any proposed amendment, modification, waiver or consent with respect to any of the provisions hereof as contemplated by Section 8.2(i) or (ii), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, in each case, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 or 3.2 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Replacement Lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    no Unmatured Default or Default shall have occurred or be continuing;

(ii)    the Administrative Agent shall have received the assignment fee (if any) specified in Section 12.3;

(iii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)    in the case of any such assignment resulting from a claim for compensation under Sections 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(v)    such assignment does not conflict with applicable law; and

(vi)    in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender or a Lender that has not consented to any proposed amendment, modification, waiver or consent which requires the consent of all Lenders (or the Lenders directly affected thereby) and with respect to which the Required Lenders have consented to such amendment, waiver or consent, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.20    Increase in Commitments.

(a)    The Borrower shall have the right at any time and from time to time after the Closing Date and prior to the date that is thirty (30) days prior to the final Facility Termination Date to increase the Aggregate Commitment (each such proposed increase being a “Commitment Increase”), either by having a Lender increase its Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Commitment hereunder a Person which is not then a Lender (each an “Assuming Lender”), in each case with the approval of the Administrative Agent, each LC Issuer and the Swingline Lender (such approval not to be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three (3) Business Days after delivery of such notice; provided that no Lender shall have any obligation hereunder to become an Increasing Lender and any election to do so shall be in the sole discretion of each Lender; provided further that: (i) any such request for a Commitment Increase shall be in a minimum amount of $10,000,000 or a higher integral multiple of $1,000,000; (ii) immediately after giving effect to any Commitment Increase, the Aggregate Commitment shall not exceed $150,000,000 and the aggregate amount of all Commitment Increases shall not exceed $50,000,000; (iii) the sum of the increases in Commitments of the Increasing Lenders and the new Commitments of the Assuming Lenders shall not exceed the requested Commitment Increase; (iv) no Default or Unmatured Default shall have occurred and be continuing on the applicable Commitment Increase Date or shall result from any Commitment Increase; and (v) the representations and warranties contained in Article 5 (other than in Section 5.5) shall be true on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specified date, as of such specific date).

(b)    Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the Commitment Increase Date; provided that: (i) the Administrative Agent shall have received on or prior to 10:00 a.m. on such Commitment Increase Date a certificate of an Authorized Officer stating that each of the applicable conditions to such Commitment Increase set forth in Section 2.20(a) has been satisfied and attaching the resolutions adopted by the Borrower approving or consenting to such Commitment Increase; (ii) with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 10:00 a.m. on such Commitment Increase Date, a Joinder Agreement among the Assuming Lender, the Borrower and the Administrative Agent; and (iii) each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 10:00 a.m. on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

(c)    On each Commitment Increase Date upon such time as the applicable conditions set forth in Sections 2.20(a) and 2.20(b) have been satisfied, the Borrower shall (i) prepay the then outstanding Advances (if any) in full prior to giving effect to such Commitment Increase, (ii) if the Borrower shall so request, request new Advances from the Lenders (including any Assuming Lender) in an aggregate amount at least equal to such prepayment, so that, after giving effect thereto, the Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders any funding indemnification amounts required by Section 3.3.

2.21    Extension of Facility Termination Date.

(a)    So long as no Unmatured Default or Default has occurred and is continuing and subject to the conditions set forth in Section 2.21(c), the Borrower may, not more than two (2) times during the term of this Agreement, no earlier than sixty (60) days and no later than thirty (30) days prior to each anniversary of the Closing Date (such anniversary, an “Extension Date”) request through written notice to the Administrative Agent (the “Extension Notice”), that the Lenders extend the then existing Facility Termination Date for an additional one-year period. Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent no later than the applicable Extension Date (except in the year in which the then existing Facility Termination Date shall occur, in which case such written notice shall be delivered by the Lenders no later than fifteen (15) days prior to the then existing Facility Termination Date) (such date, the “Consent Date”), advise the Administrative Agent in writing of its desire to extend (any such Lender, a “Consenting Lender”) or not to so extend (any such Lender, a “Non-Consenting Lender”) such date. Any Lender that does not advise the Administrative Agent by the Consent Date shall be deemed to be a Non-Consenting Lender. No Lender shall be under any obligation or commitment to extend the then existing Facility Termination Date. The election of any Lender to agree to such extension shall not obligate any other Lender to agree to such extension. The Borrower may not request any extension of the Facility Termination Date under this Section 2.21 unless the Borrower shall have obtained all required approval orders of any public utilities commission or any other regulatory body having jurisdiction over the Borrower.

(b)    On the Consent Date, if Lenders holding Commitments that aggregate more than 50% of the Aggregate Commitments shall have agreed to such extension, then the then existing Facility Termination Date applicable to the Consenting Lenders shall be extended to the date that is one (1) year after the then existing Facility Termination Date applicable to such Consenting Lenders. All Advances of each Non-Consenting Lender shall be subject to the Facility Termination Date applicable to such Non-Consenting Lender prior to and without giving effect to such extension (such date, the “Prior Termination Date”). In the event of an extension of the then existing Facility Termination Date pursuant to this Section 2.21, the Borrower shall have the right, at its own expense, to solicit commitments from existing Lenders and/or other banks or financial institutions reasonably acceptable to the Administrative Agent, the LC Issuers and the Swingline Lender (each, an “Eligible Replacement Lender”) to replace the Commitment of any Non-Consenting Lenders for the remaining duration of this Agreement. Any Eligible Replacement Lender (if not already a Lender hereunder) shall become a party to this Agreement as a Lender by delivering an executed Joinder Agreement to the Administrative Agent and the Borrower. The Commitment of each Non-Consenting Lender shall terminate on the Prior Termination Date, all Advances and other amounts payable hereunder to such Non-Consenting Lenders shall be subject to the Prior Termination Date and, to the extent such Non-Consenting Lender’s Commitment is not replaced as provided above, the Commitments hereunder shall be reduced by the amount of the Commitment of each such Non-Consenting Lender so terminated on the Prior Termination Date.

(c)    An extension of the Facility Termination Date pursuant to this Section 2.21 shall only become effective upon the receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such extension of the Facility Termination Date (i) no Default has occurred and is continuing and (ii) all representations and warranties contained in Article 5 are true and correct in all material respects on and as of the date such extension is made, except for such representations or warranties which by their terms are made as of a specified date, which shall be true and correct as of such specified date.

(d)    Effective on and after the Prior Termination Date, (i) each of the Non-Consenting Lenders shall be automatically released from their respective LC Obligations, (ii) the LC Obligations of each Lender (other than the Non-Consenting Lenders) shall be automatically adjusted to equal such Lender’s Pro Rata Share of such LC Obligations and (iii) the Borrower shall Cash Collateralize the LC Obligations to the extent such LC Obligations exceed the Commitments of the Consenting Lenders, which Cash Collateral shall be released to the Borrower thereafter to the extent such LC Obligations are decreased in amount.

2.22    Defaulting Lenders.

(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(c); fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(c); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    (A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Pro Rata Share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(c).

(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(c).

(C)    With respect to any Facility Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee. Notwithstanding the foregoing, so long as no Unmatured Default or Default exists, notwithstanding the Pricing Level otherwise applicable to the Advances, Facility LCs and Facility Fee, the Borrower shall be required to pay an LC Fee on any portion of any Facility LC that the Borrower has Cash Collateralized at a rate equal to the Applicable Margin for SOFR Advances corresponding to Pricing Level I.

(iv)    All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.22(c).

(vi)    If the Borrower, the Administrative Agent, the Swingline Lender and each LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause each Lender to hold its Pro Rata Share of the Loans and funded and unfunded participations in Facility LCs and Swingline Loans (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)    So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no LC Issuer shall be required to issue or Modify any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(c)    At any time that there shall exist a Defaulting Lender, within two (2) Business Days following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided (other than liens permitted pursuant to Section 6.11), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)    Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and each LC Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.23    Changed Circumstances.

(a)    Subject to clause (c) below, in connection with any request for a SOFR Advance (or a Floating Rate Advance or SOFR Market Index Rate Advance as to which the interest rate is determined with reference to Term SOFR) or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Advance (or a Floating Rate Advance or SOFR Market Index Rate Advance as to which the interest rate is determined with reference to Term SOFR) or (ii) the Required Lenders (or the Swingline Lender, in the case of a SOFR Market Index Rate Advance) shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advances during such Interest Period, and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Advances (or of the Swingline Lender to make SOFR Market Index Rate Advances), and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Advance, shall be suspended (to the extent of the affected SOFR Advances or the affected Interest Periods, as applicable) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or the affected Interest Periods) or SOFR Market Index Rate Advances or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Advances in the amount specified therein and (B) any outstanding affected SOFR Advances and/or SOFR Market Index Rate Advances will be deemed to have been converted into Floating Rate Advances at the end of the applicable Interest Period (or immediately, in the case of SOFR Market Index Rate Advances). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3.

(b)    If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Installations) with any request or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Installations) to honor its obligations hereunder to make, maintain, fund or charge interest with respect to any SOFR Advances, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, SOFR Market Index Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that such circumstances no longer exist (which notice the Administrative Agent shall promptly deliver to the Borrower after receiving notice thereof from such affected Lender(s)), (i) the obligations of such Lenders to make SOFR Advances or SOFR Market Index Rate Advances, and the right of the Borrower to convert any Advance to a SOFR Advance or continue any Advance as a SOFR Advance with respect to such Lenders shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (iii) of the definition of “Alternate Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Advances and/or SOFR Market Index Rate Advances to Floating Rate Advances (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (iii) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor (or immediately, in the case of SOFR Market Index Rate Advances), if all affected Lenders may lawfully continue to maintain such SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Advances to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3.

(c)    Benchmark Replacement Setting.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.23(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.23(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23(c).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances or SOFR Market Index Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Advances and (B) any outstanding affected SOFR Advances and/or SOFR Market Index Rate Advances will be deemed to have been converted to Floating Rate Advances at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE 3

YIELD PROTECTION; TAXES

3.1    Increased Costs. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement)), assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any LC Issuer;

(b)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender or any LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility LC or participation therein, or reduce any amount receivable by any Lender or any LC Issuer in connection with this Agreement or Loans made by such Lender or any Facility LC or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any Facility LC (or of maintaining its obligation to participate in or to issue any Facility LC), or to reduce the return or the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, the Borrower shall pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

3.2    Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any Lending Installation of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Facility LCs or Swingline Loans held by, such Lender, or the Facility LCs issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then within fifteen (15) days of demand by such Lender or LC Issuer the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

3.3    Compensation. The Borrower will compensate each Lender upon demand for all losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) an Advance or continuation of, or conversion into, a SOFR Advance does not occur on a date specified therefor in a Borrowing Notice or Conversion/Continuation Notice, (ii) if any repayment, prepayment or conversion of any SOFR Advance occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19 or any acceleration of the maturity of the Loans pursuant to Section 8.1), (iii) if any prepayment of any SOFR Advance is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any SOFR Advance when due hereunder. A certificate (which shall be in reasonable detail) showing the basis for the determinations set forth in this Section 3.3 by any Lender as to any additional amounts payable pursuant to this Section 3.3 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 3.3 of any such losses, costs, expenses or liabilities shall be conclusive absent manifest error.

3.4    Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to Sections 3.1 or 3.2 shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuer pursuant to Sections 3.1 or 3.2 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5    Taxes.

(a)    For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(b)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 3.5(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6    Designation of a Different Lending Installation. If any Lender requests compensation under Sections 3.1 or 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1, 3.2, or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 4

CONDITIONS PRECEDENT

4.1    Effectiveness. This Agreement shall not become effective until the following conditions precedent have been satisfied:

(a)    The Administrative Agent shall have received each of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)    Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents.

(iii)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)    A certificate, signed by an Authorized Officer, stating that on the Closing Date (A) no Default or Unmatured Default has occurred and is continuing and (B) the representations and warranties of the Borrower contained in Article 5 shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(v)    A written opinion of the Borrower’s counsel, addressed to the Administrative Agent, the Lenders, and the LC Issuers, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent.

(vi)    Any Notes requested by a Lender pursuant to Section 2.12 payable to the order of each such requesting Lender.

(vii)    Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.
(viii)    Such other documents as any Lender or its counsel may have reasonably requested.

(b)    The Borrower shall have paid (i) to the Joint Lead Arrangers, the fees required under the Fee Letters to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Wells Fargo Fee Letter, and (iii) all other fees and reasonable expenses of the Joint Lead Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Loan Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Loan Documents.

(c)    Since December 31, 2022, both immediately before and after giving effect to the consummation of this Agreement, there shall not have occurred a (i) Material Adverse Effect or (ii) an event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(d)    Concurrently with the Closing Date, (i) all amounts outstanding under the Existing Credit Agreement shall be repaid and satisfied in full, (ii) all commitments to extend credit under the Existing Credit Agreement shall be terminated and (iii) any letters of credit outstanding under the Existing Credit Agreement issued by Wells Fargo or JPMorgan shall be deemed issued hereunder by Wells Fargo or JPMorgan, as applicable, as of the Closing Date; and the Administrative Agent shall have received evidence of the foregoing satisfactory to it, including a payoff letter executed by the parties to the Existing Credit Agreement.

(e)    The Administrative Agent shall have received from the Borrower all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(f)    The Borrower, to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to each Lender requesting the same at least ten (10) Business Days prior to the Closing Date a Beneficial Ownership Certification in relation to the Borrower, in each case delivered at least five (5) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2    Each Credit Extension. The obligation of each Lender to make any Credit Extension hereunder, including any Credit Extension made on the Closing Date (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.7(c) or for the purpose of paying unpaid reimbursement obligations of the Borrower pursuant to Section 2.18(e)), is subject to the satisfaction of each of the following conditions precedent on the applicable Credit Extension Date:

(i)    No Default or Unmatured Default exists.

(ii)    The representations and warranties contained in Article 5 (other than, after the Closing Date, in Section 5.5) are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)    The Administrative Agent shall have received a Borrowing Notice or Swingline Borrowing Notice, as applicable, duly completed in accordance with Section 2.7.

Each Borrowing Notice, Swingline Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making a Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.1    Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is an Affected Financial Institution or a Covered Party.

5.2    Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3    No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate, except to the extent that such violation, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4    Financial Statements. The December 31, 2022 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with the Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5    Material Adverse Change. Since December 31, 2022, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6    Taxes. The Borrower and its Subsidiaries have filed all material U.S. federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. No tax liens have been filed and no claims are being asserted with respect to any such taxes claimed to be due and payable that would, if adversely determined, have a Material Adverse Effect. The charges, accruals and reserves for taxes on the books of the Borrower and its Subsidiaries (to the extent in excess of $5,000,000) are adequate under Agreement Accounting Principles. Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made by the Borrower with respect to matters relating to taxes shall be the representations and warranties set forth in this Section 5.6, and this Agreement shall not be interpreted in any manner that is contrary hereto.

5.7    Litigation and Contingent Obligations. Except as set forth in the most recent consolidated financial statements provided to the Administrative Agent pursuant to Section 5.4 or Section 6.1, respectively, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding, which, if decided adversely, would not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent liabilities or obligations not provided for or disclosed in the most recent consolidated financial statements provided to the Administrative Agent pursuant to Section 5.4 or Section 6.1, respectively.

5.8    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.9    ERISA. Each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable law, including the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event that could reasonably be expected to have a Material Adverse Effect (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no Plan is in “at-risk status” under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA. As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments or this Agreement.

5.10    Labor Relations. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against it, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against it, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to it that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower.

5.11    Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent, the Joint Lead Arrangers or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. As of the Closing Date, there is no fact known to the Borrower that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders. All of the information included in the Beneficial Ownership Certification, if such Beneficial Ownership Certification is required to be delivered on or prior to the Closing Date, is true and correct as of the Closing Date.

5.12    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.13    Material Agreements. Except as provided by applicable law or as set forth in Schedule 5.13, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction (a) which either prohibits or restricts the ability of any Subsidiary of Borrower to declare or pay dividends to the Borrower, or (b) which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness, which default could reasonably be expected to have a Material Adverse Effect.

5.14    Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.15    Ownership of Properties. Except as set forth on Schedule 5.15, as of the Closing Date, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.11, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.16    Environmental Matters. In the ordinary course of its business, the Borrower considers the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that the potential risks and liabilities accruing to the Borrower due to Environmental Laws could not reasonably be expected to have a Material Adverse Effect , other than the matters described in reports filed by the Borrower with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. Other than as described in reports filed by the Borrower with the U.S. Securities and Exchange Commission pursuant to the Exchange Act, neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17    Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

5.18    Designated Persons; Sanctions; Anti-Corruption Laws; PATRIOT Act.

(a)    Neither the Borrower nor any of its Subsidiaries, and to the Borrower’s knowledge, none of their respective directors, officers, employees or affiliates (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, (iii) is located, organized or resident in a Sanctioned Country or (iv) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower and its Subsidiaries with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(b)    Neither the Borrower nor its Subsidiaries, and to the Borrower’s knowledge, none of their respective directors, officers or employees is now, directly or indirectly engaged in any material dealings or transactions (i) with any Designated Person, (ii) in any Sanctioned Country or (iii) otherwise in violation of Sanctions.

(c)    Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act.

(d)    No proceeds of any Credit Extension hereunder have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its or their respective directors, officers, employees and agents in violation of Section 6.16(b).

ARTICLE 6

COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Facility LC shall remain outstanding:

6.1    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with the Agreement Accounting Principles, and furnish to the Administrative Agent in sufficient copies for each of the Lenders:

(i)    Within one hundred twenty (120) days after the close of each of its fiscal years (or, if earlier, within thirty (30) days after the Borrower is required to file its Annual Report on Form 10-K with the Securities and Exchange Commission for such fiscal year), an unqualified (except for qualifications relating to changes in Agreement Accounting Principles or practices reflecting changes in Agreement Accounting Principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with the Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows. Delivery by the Borrower to the Administrative Agent of copies of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for any year shall satisfy the Borrower’s obligation under this clause (i) with respect to such year.

(ii)    Within sixty (60) days after the close of each of the first three (3) quarterly periods of each of its fiscal years (or, if earlier, within fifteen (15) days after the Borrower is required to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for such period), consolidated and consolidating unaudited balance sheets as at the close of each of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer. Delivery by the Borrower to the Administrative Agent of copies of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for any quarter shall satisfy the Borrower’s obligation under this clause (ii) with respect to such quarter.

(iii)    Together with the financial statements required under Sections 6.1(i) and (ii), (A) a compliance certificate in substantially the form of Exhibit A signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (B) a calculation of the Indebtedness secured by Liens permitted under Section 6.11(xiii) in such form as is reasonably satisfactory to the Administrative Agent.

(iv)    As soon as practicable and in any event within ten (10) days after the Borrower knows of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect (x) a written statement of an Authorized Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower or ERISA Affiliate has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or an ERISA Affiliate with respect to such ERISA Event.

(v)    As soon as practicable and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements and reports so furnished.

(vii)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)    Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender.

(ix)    Such other information (including nonfinancial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes.

6.3    Notice of Default, etc. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) the commencement of or any ruling in any litigation, or any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4    Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5    Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct U.S. federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws.

6.8    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9    Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10    Merger and Sale of Assets. Without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), the Borrower will not, nor will it permit any Material Subsidiary to, merge or consolidate with or into any other Person, or sell or otherwise dispose of all or substantially all of its Property to another Person except that (i) a Material Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, (ii) a Material Subsidiary may dispose of all or substantially all of its Property to the Borrower or a Wholly-Owned Subsidiary, or (iii) the Borrower or any Subsidiary may sell, transfer, contribute, convey or dispose of accounts, general intangibles and/or chattel paper (each as defined in Article 9 of the Uniform

Commercial Code) and associated collateral, lockbox and other collection accounts, records and/or proceeds in connection with a Permitted Receivables Securitization.

6.11    Liens. The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Material Subsidiary, except:

(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

(ii)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than any Lien imposed by ERISA, the creation or incurrence of which would result in a Default under Section 7(k));

(iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(v)    Liens existing on the Closing Date and described in Schedule 5.15;

(vi)    Liens on Property of the Borrower or any of its Material Subsidiaries created solely for the purpose of securing Indebtedness incurred to fund the purchase price of Property, provided that no such Lien shall extend to or cover any other Property of the Borrower or its Material Subsidiaries other than the Property so acquired (and the proceeds therefrom) and the original principal amount of the Indebtedness so secured by any such Lien shall not exceed the original purchase price and costs related to the purchase, transportation, and installation of the Property so acquired;

(vii)    The Lien created by the First Mortgage and any Lien described in any deeds or other instruments under which property has been conveyed to IPC and to which the Lien of the First Mortgage is expressly made subject;

(viii)    Any Lien existing on any property or asset prior to the Acquisition thereof by the Borrower or any Material Subsidiary provided that the Acquisition is permitted under Section 6.13 and such Lien is not created in contemplation of or in connection with such Acquisition;

(ix)    Liens arising under a Permitted Receivables Securitization;

(x)    Liens arising by operation of law with respect to any deposit, securities and commodity account; provided that (a) the right of the Borrower or the applicable Material Subsidiary to withdraw assets from such account shall not be restricted other than by customary rules of general application (such as restrictions on withdrawals during the time required for a check to clear); and (b) such account is not intended by the Borrower or any Material Subsidiary to provide collateral to the applicable depository institution, securities intermediary or commodities intermediary;

(xi)    Liens in favor of the Administrative Agent hereunder;

(xii)    Any Lien arising out of the refinancing, extension, or renewal of any Indebtedness secured by any Lien permitted by clause (v) of this Section 6.11; provided that such Indebtedness is not increased and is not secured by any additional assets; and

(xiii)    (A) Liens incurred by the Borrower or IPC in connection with Rate Management Transactions entered into by either the Borrower or IPC in the ordinary course of business and not for speculation and in accordance with its established risk management policies, and (B) other Liens incurred by the Borrower or IPC in the ordinary course of business, provided that the aggregate principal amount of the Indebtedness secured by the Liens permitted under this clause (xiii)(B) shall not exceed $50,000,000 at any one time outstanding. The “principal amount” of the Indebtedness of the Borrower or IPC in respect of any Rate Management Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or IPC would be required to pay if such Rate Management Obligation were terminated at such time of determination.

6.12    Leverage Ratio. The Borrower will not permit the ratio, as of the last day of any of its fiscal quarters, of (i) Consolidated Indebtedness to (ii) Consolidated Total Capitalization to be greater than 0.65 to 1.0.

6.13    Investments and Acquisitions. Without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), the Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries, or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture), or to make any Acquisition of any Person, except:

(i)    Cash Equivalent Investments and Investments permitted by the investment policies approved from time to time by the board of directors of the Borrower or the relevant Subsidiary, as applicable;

(ii)    Investments in, and loans and advances to, Subsidiaries existing as of the date hereof and other Investments existing as of the date hereof;

(iii)    Investments by Subsidiaries in securities of the Borrower and Investments by the Borrower and its Subsidiaries in any business trust controlled, directly or indirectly, by the Borrower to the extent such business trust purchases securities of the Borrower;

(iv)    In addition to Investments otherwise permitted hereunder, (A) Investments in IPC and (B) Investments and Acquisitions related to the energy business or other businesses of the Borrower and its Subsidiaries made after the date hereof, and as to Investments and Acquisitions described in subsection (B), in an aggregate amount not exceeding $750,000,000 at any one time outstanding, provided that Investments in non-energy related businesses made after the date hereof shall not exceed $150,000,000 at any one time outstanding; and

(v)    Investments by the Borrower or a Subsidiary in connection with a Permitted Receivables Securitization.

6.14    Subsidiary Dividend Restrictions. The Borrower will not, nor will it permit any Material Subsidiary to, become a party to any agreement prohibiting or restricting the ability of such Material Subsidiary to declare or pay dividends to the Borrower, except as disclosed in Schedule 5.13, other than prohibitions or restrictions in connection with a Permitted Receivables Securitization.

6.15    Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate that is not a Subsidiary except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.16    OFAC, PATRIOT Act Compliance; Beneficial Ownership Regulation.

(a)    The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions requirements (including laws applicable to transactions of or with any Designated Person or in any Sanctioned Country), (ii) in the event of a violation of Sanctions requirements, terminate no later than required by applicable law, or if applicable law does not provide any time for termination, then promptly upon obtaining knowledge thereof, any funding financing or facilitating by the Borrower or its Subsidiaries of any activities, business or transaction of or with any Designated Person or in any Sanctioned Country or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time, (iii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and all other Anti-Money Laundering Laws, (iv) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (v) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial

Ownership Regulation. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, and employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(b)    No part of the proceeds of any Credit Extension hereunder will be used directly, or to the knowledge of the Borrower indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Money Laundering Laws, or (iii) (A) to fund, or to lend, or to contribute such proceeds to any other Person to fund, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding or issuance, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person party hereto.

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

(a)    Any representation or warranty made (or deemed made pursuant to Section 4.2) by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any report, certificate, financial statement or other information delivered in connection with this Agreement or any other Loan Document shall be incorrect or misleading in any material respect when so made, deemed made or delivered.

(b)    Nonpayment of principal of any Loan when due; or nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due; or nonpayment of interest on any Loan, any fee payable by the Borrower hereunder or any other obligation under any of the Loan Documents within five (5) days after the same becomes due.

(c)    The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3(i) (and (i) in the case of failure to deliver notice of a Default arising under Section 7(d), five (5) days shall have elapsed after an Authorized Officer obtained knowledge of such Default and (ii) in the case of failure to deliver notice of a Default arising under Section 7(e), twenty (20) days shall have elapsed after an Authorized Officer obtained knowledge of such Default), 6.10, 6.11, 6.12, 6.13 or 6.16(b).

(d)    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of Section 6.9 or 6.14 which is not remedied within five (5) days after written notice from the Administrative Agent or any Lender.

(e)    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender; or any default by the Borrower shall occur with respect to any payment obligations under any Rate Management Agreement that is not remedied by the later of (i) the expiration of any cure period provided in such Rate Management Agreement and (ii) three (3) Business Days after the same shall become due and payable.

(f)    Failure of the Borrower or any of its Subsidiaries to pay when due (after the expiration of any applicable cure period) any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance of any other term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall, after the occurrence of a default thereunder, be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or mandatory prepayment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(g)    The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under any Debtor Relief Law, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7(g) or (vi) fail to contest in good faith any appointment or proceeding described in Section 7(h).

(h)    Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7(g) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

(i)    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion and such event would reasonably be expected to constitute a Material Adverse Effect; provided that the term “Condemnation” shall not include any voluntary transfer by the Borrower or any of its Subsidiaries of its electric transmission line facilities, or any interest therein, to a regional independent grid operator.

(j)    The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(k)    Any ERISA Event shall occur with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has or could reasonably be expected to result in a Material Adverse Effect.

(l)    The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

(m)    Any Change in Control shall occur.

(n)    The Borrower shall cease to own, free and clear of all Liens, 100% of the outstanding shares of voting stock of IPC.

(o)    Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (provided that the cessation of the effect of such provision could have a material impact on the practical benefits realized by the Lenders and each LC Issuer hereunder); or the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document (provided that the invalidity or unenforceability of such provision could have a material impact on the practical benefits realized by the Lenders and each LC Issuer hereunder); or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration; Facility LC Collateral Account.

(a)    If any Default described in Sections 7(g) or 7(h) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue and Modify Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender, and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue and Modify Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)    If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)    The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or any LC Issuer under the Loan Documents.

(d)    At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time as ordered by a court of competent jurisdiction.

(e)    If, within fourteen (14) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue and Modify Facility LCs hereunder as a result of any Default (other than any Default as described in Sections 7(g) or 7(h) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(f)    In the event the Obligations have been accelerated pursuant to this Section 8.1, or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 2.18(i) and 2.22, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees (other than Facility Fees and LC Fees payable to the Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the LC Issuers and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the LC Issuers and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Facility Fees, LC Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the LC Issuers and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations then owing and to cash collateralize any LC Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

8.2    Amendments. Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders); provided, however, that no such agreement shall:

(i)    unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder, (ii) extend the scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments), extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Facility LC beyond the Facility LC Maturity Date, or extend the time of payment of any fees hereunder, or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof;

(ii)    unless agreed to by all of the Lenders, (A) modify the definitions of the terms “Required Lenders” or “Pro Rata Share”, or (B) change or waive any provision of this Section 8.2;

(iii)    unless agreed to by each Lender directly and adversely affected thereby, change or waive any provision of Section 8.1(f), Section 11.2 or any other provision of this Agreement or any other Loan Document requiring pro rata treatment of any Lenders;

(iv)    unless agreed to by each Lender directly and adversely affected thereby, subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations;

(v)    unless agreed to by each Lender, waive any condition set forth in Section 4.1;

(vi)    unless agreed to by each Lender, consent to the assignment or transfer by the Borrower of its rights and obligations under any Loan Document;

(vii)    unless agreed to by the applicable LC Issuer, the Swingline Lender or the Administrative Agent, as applicable, no such agreement shall (A) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (B) amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender, or (C) amend, modify or otherwise affect the rights or duties of any LC Issuer hereunder without the prior written consent of such LC Issuer; and

(viii)    unless agreed to by each party to any Rate Management Agreement affected thereby in its capacity as such amend any provision regarding priority of payments in this Agreement or any other Loan Document (other than as may be otherwise specifically provided in this Agreement or in any other Loan Document);

and provided further that the Fee Letters may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.23(c) in accordance with the terms of Section 2.23(c).

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 8.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.20 (including as applicable, (1) to permit the Commitment Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include a Commitment Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Pro Rata Share, in each case, without the written consent of such affected Lender.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following the posting of such amendment to the Lenders.

8.3    Preservation of Rights. No delay or omission of the Lenders, the Swingline Lender, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent specifically set forth in such writing. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuers, the Swingline Lender nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders relating to the subject matter thereof other than the Fee Letters.

9.4    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and any Person indemnified under Section 9.5 or any other provision of this Agreement, and their respective successors and assigns, provided that the parties hereto expressly agree that each Joint Lead Arranger shall enjoy the benefits of the provisions of Sections 9.5, 9.9 and 10.8 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.5    Expenses; Indemnification.

(a)    The Borrower shall reimburse the Administrative Agent and each Joint Lead Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and Wells Fargo Securities, which attorneys may be employees of the Administrative Agent and/or Wells Fargo Securities, but excluding attorneys’ fees other than those incurred by the Administrative Agent and/or Wells Fargo Securities) paid or incurred by the Administrative Agent or such Joint Lead Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse each LC Issuer for all reasonable out-of-pocket expenses incurred by such LC Issuer in connection with the issuance or Modification of any Facility LC or any demand for payment thereunder. The Borrower also agrees to reimburse the Administrative Agent, each Joint Lead Arranger, each LC Issuer, the Swingline Lender and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, each Joint Lead Arranger, each LC Issuer, the Swingline Lender and the Lenders, which attorneys may be employees of the Administrative Agent, a Joint Lead Arranger, an LC Issuer, the Swingline Lender or a Lender) paid or incurred by the Administrative Agent, any Joint Lead Arranger, any LC Issuer, the Swingline Lender or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower also agrees to pay any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.

(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each LC Issuer, each Lender, the Swingline Lender and each Related Party of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Facility LC or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Facility LC if the documents presented in connection with such demand do not strictly comply with the terms of such Facility LC), (iii) any claim under Environmental Laws related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.5(a) or Section 9.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any LC Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each LC Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender in its capacity as such or such LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender in connection with such capacity, or such LC Issuer in connection with such capacity. The obligations of the Lenders under this Section 9.5(c) are subject to the provisions of Section 9.4.

(d)    All amounts due under this Section shall be payable by the Borrower upon demand therefor.

(e)    The obligations of the Borrower under this Section 9.5 shall survive the termination of this Agreement.

9.6    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.7    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.8    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.8, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by applicable bankruptcy, insolvency or similar law, as determined in good faith by the Administrative Agent, the LC Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.9    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Swingline Lender, the LC Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender. None of the Administrative Agent, any Joint Lead Arranger, any LC Issuer, the Swingline Lender or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Administrative Agent, any Joint Lead Arranger, any LC Issuer, the Swingline Lender or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Administrative Agent (and any sub-agent thereof), the LC Issuers, the Lenders, the Swingline Lender or any Related Party of any of the foregoing persons (each such person being called a “Released Person”) shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. No Released Person shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, (i) any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, and (ii) any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The provisions of this Section 9.9 shall survive the termination of this Agreement.

9.10    Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to a Related Party, including legal counsel, accountants, and other professional advisors, of such Lender or a Transferee, (iii) to regulatory officials having jurisdiction over such Lender or any of its Affiliates, (iv) as required by law, regulation, or legal process, (v) as required in connection with any legal proceeding to which such Lender is a party, (vi) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) permitted by Section 12.4, (viii) in connection with the exercise of rights or remedies hereunder or under any Loan Document or Rate Management Agreement or any action or proceeding relating to the enforcement of rights hereunder or thereunder, (ix) to the extent such confidential information becomes publicly available other than as a result of a breach of this Section 9.10 or becomes available to the disclosing Lender or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or another Lender or any of its Affiliates, and (x) on a confidential basis to (1) any rating agency in connection with the Borrower or its Subsidiaries or the facilities created hereunder or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance monitoring of CUSIP numbers with respect to the facilities created hereunder. In the case of any disclosure pursuant to clause (i), (ii), (vi), (vii) or (x) above, each Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential. In the case of any requested disclosure pursuant to clause (iv) or (v) above, the applicable Lender will give prompt notice of the request to the Borrower (unless prohibited by the terms of the applicable law, regulation, subpoena or other legal process or proceeding) so that the Borrower may endeavor to obtain a protective order or other assurance of confidential treatment. In addition, the Administrative Agent, the LC Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any LC Issuer or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

9.11    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.12    Disclosure. The Borrower and each Lender hereby acknowledge and agree that Wells Fargo and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.13    PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act or any other Anti-Money Laundering Laws and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or such other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act or such other Anti-Money Laundering Laws.

9.14    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders as of the Closing Date. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

9.15    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

9.16    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, any Joint Lead Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.17    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Management Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 9.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.18    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the

Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1    Appointment and Authority. Each of the Lenders (for purposes of this Article 10, references to the Lenders shall also mean the LC Issuers and the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 10.6, the provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until notice describing such Unmatured Default or Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Facility LC, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Facility LC. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

10.6    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the

United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such note on the Resignation Effective Date.

(b)    With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 10.6(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an LC Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring LC Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Facility LCs, if any, issued by the retiring LC Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Facility LCs.

10.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Book Runners, Joint Lead Arrangers, Syndication Agent, Documentation Agents (if any) or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4 and 9.5) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 2.4 or 9.5.

10.10    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (x) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (y) any indemnification required pursuant to Section 3.5(e) shall, notwithstanding the provisions of this Section 10.10, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.10 shall survive payment of the Obligations and termination of this Agreement.

10.11    LC Issuer and Swingline Lender. The provisions of this Article 10 (other than Section 10.2) shall apply to the LC Issuers and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

10.12    Erroneous Payments.

(a)    Each Lender, each LC Issuer and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or LC Issuer or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or LC Issuer (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Article 12 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)    Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)    Nothing in this Section 10.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE 11

SETOFF; RATABLE PAYMENTS

11.1    Setoff. If a Default shall have occurred and be continuing, each Lender, each LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such LC Issuer or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, LC Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such LC Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Sections 3.1, 3.2, 3.3 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit

Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender other than Indebtedness comprised of the Outstanding Credit Exposure of such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Outstanding Credit Exposure.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of the foregoing sentence relates only to absolute assignments and does not prohibit assignments creating security interests, including (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or other central bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2    Participations.

(a)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (other than a Defaulting Lender, the Borrower, its Affiliates and Subsidiaries or a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date (except as otherwise permitted in accordance with Section 2.21), postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, or postpones the expiry date of any Facility LC beyond the final Facility Termination Date, releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

(c)    The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.3 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 3.6 as if it were an assignee under Section 12.3; and (B) shall not be entitled to receive any greater payment under Sections 3.1, 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. The Borrower also agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

(d)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Borrower except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.3    Assignments.

(a)    Any Lender may, in accordance with applicable law, at any time assign to one or more Purchasers all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an Approved Fund; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required; and provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having notice thereof. The consent of the Swingline Lender and each LC Issuer shall be required prior to an assignment becoming effective with respect to any Purchaser. Each such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof or an Approved Fund shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or Outstanding Credit Exposure (if the applicable Commitment has been terminated).

(b)    Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assigning Lender to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent in its sole discretion), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(a), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(c)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Facility LCs and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office referred to in Schedule 13.1 a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and Outstanding Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any LC Issuer, any Lender and the Swingline Lender at any reasonable time and from time to time upon reasonable prior notice.

12.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(g)(ii)(B) and such Transferee shall not be entitled to any additional payments under Section 3.5, (i) unless, and only to the extent, that the transferor Lender was entitled to amounts under Section 3.5, or (ii) in the event that payments to the Transferee were not subject to any withholding at the time of transfer and became subject to withholding as a result of a Change in Law.

ARTICLE 13

NOTICES

13.1    Notices.

(a) Except as otherwise permitted by Section 2.13, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule 13.1, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1    CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY LOAN DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH FACILITY LC SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH FACILITY LC OR APPLICATION THEREFOR OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, (I) IF SUCH FACILITY LC IS A STANDBY LETTER OF CREDIT, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE “ISP”) AND (II) IF SUCH FACILITY LC IS A COMMERCIAL LETTER OF CREDIT, THE RULES OF THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, AS MOST RECENTLY PUBLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE AT THE TIME OF ISSUANCE OF SUCH COMMERCIAL LETTER OF CREDIT, AND, AS TO MATTERS NOT GOVERNED BY THE ISP OR THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

14.2    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS FOR ITSELF AND ITS PROPERTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, THE SWINGLINE

LENDER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER, THE SWINGLINE LENDER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, THE SWINGLINE LENDER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

14.3    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Swingline Lender, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

IDACORP, INC.
By: /s/ Brian Buckham
Name: Brian Buckham
Title: Senior Vice President and Chief Financial Officer

IDACORP, Inc. - 2023 Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, Swingline Lender, LC Issuer and as Administrative Agent

By: /s/ Mitchell Bayne
Name: Mitchell Bayne
Title: Vice President

IDACORP, Inc. - 2023 Credit Agreement

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By: /s/ Khawaja Tariq
Name: Khawaja Tariq
Title: Vice President

IDACORP, Inc. - 2023 Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By: /s/ Daryl J. Hogge
Name: Daryl K. Hogge
Title: Senior Vice President

IDACORP, Inc. - 2023 Credit Agreement

MIZUHO BANK, LTD., as a Lender

By: /s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory
IDACORP, Inc. - 2023 Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory
IDACORP, Inc. - 2023 Credit Agreement

MUFG BANK, LTD., as a Lender

By: /s/ Michael Agrimis
Name: Michael Agrimis
Title: Managing Director
IDACORP, Inc. - 2023 Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ John Prigge
Name: John Prigge
Title: Senior Vice President
IDACORP, Inc. - 2023 Credit Agreement

SCHEDULE I

PRICING SCHEDULE

Pricing Level	Debt Rating	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Facility Fee
Level I	≥A/A2/A	0.775%	0.00%	0.10%
Level II	A-/A3/A-	0.875%	0.00%	0.125%
Level III	BBB+/Baa1/BBB+	0.95%	0.00%	0.175%
Level IV	BBB/Baa2/BBB	1.05%	0.05%	0.20%
Level V	≤BBB-/Baa3/BBB-	1.25%	0.25%	0.25%

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

“Debt Rating” means, with respect to the Borrower as of any date of determination, the S&P Debt Rating, Moody’s Debt Rating or Fitch Debt Rating then in effect.

“Fitch Debt Rating” means the rating as determined by Fitch of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness; provided, that if Fitch has not assigned a rating for the Borrower’s senior unsecured non-credit enhanced long-term indebtedness, then the applicable Fitch Debt Rating will be determined by reference to the issuer default rating assigned to the Borrower by Fitch.

“Moody’s Debt Rating” means the rating as determined by Moody’s of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness; provided, that if Moody’s has not assigned a rating for the Borrower’s senior unsecured non-credit enhanced long-term indebtedness, then the applicable Moody’s Debt Rating will be determined by reference to the long-term issuer rating assigned to the Borrower by Moody’s.

“Pricing Level” means, Level I, Level II, Level III, Level IV or Level V in accordance with the Pricing Schedule based on the Borrower’s Debt Rating.

“S&P Debt Rating” means the rating as determined by S&P of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness; provided, that if S&P has not assigned a rating for the Borrower’s senior unsecured non-credit enhanced long-term indebtedness, then the applicable S&P Debt Rating will be determined by reference to the issuer credit rating assigned to the Borrower by S&P.

If at any time there is a split among Debt Ratings by S&P, Fitch and Moody’s such that all three Debt Ratings fall in different Pricing Levels, the applicable Pricing Level shall be determined by the Debt Rating that is neither the highest nor the lowest of the three Debt Ratings, and if at any time there is a split among Debt Ratings by S&P, Fitch and Moody’s such that two of such Debt Ratings are in one Pricing Level (the “Majority Status”) and the third rating is in a different Pricing Level, the applicable Pricing Level shall be at the Majority Status.

In the event that the Borrower shall maintain Debt Ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and the Debt Ratings differential is one level, the Pricing Level corresponding to the higher Debt Rating will apply and if the ratings differential is two levels or more, the Pricing Level corresponding to one level lower than the higher Debt Rating will apply. If at any time the Borrower does not have a Debt Rating from at least one of S&P or Moody’s, the applicable Pricing Level shall be set at Level V.

SCHEDULE II

COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	$16,250,000
JPMorgan Chase Bank, N.A.	$16,250,000
Bank of America, N.A.	$13,500,000
Mizuho Bank, Ltd.	$13,500,000
Morgan Stanley Bank, N.A.	$13,500,000
MUFG Bank, Ltd.	$13,500,000
U.S. Bank National Association	$13,500,000
TOTAL	$100,000,000

LC COMMITMENTS

Lender	LC Commitment
Wells Fargo Bank, National Association	$13,000,000
JPMorgan Chase Bank, N.A.	$7,000,000

TOTAL	$20,000,000

[Schedules 5.8, 5.13, 5.15, and 13.1 and Exhibits A, B, C, D-1, D-2, E, F-1, F-2, F-3, and F-4 omitted]